Exhibit 99.4

INFORMATION ABOUT KUSHCO

Description of the Business

KushCo Holdings, Inc.

KushCo Holdings, Inc. (“KushCo”) (formerly known as Kush Bottles, Inc.) specialize in marketing and selling a wide variety of ancillary products and services to customers operating in the regulated medical and recreational cannabis and CBD industries.

KushCo’s products primarily consist of bottles, jars, bags, tubes, containers, vape cartridges, vape batteries and accessories, labels and processing supplies, solvents, natural products and stainless-steel tanks. The company maintains relationships with a broad range of domestic and international manufacturers, which enables it to source a wide variety of products in a cost-effective manner and to pass such cost savings on to its customers. In addition to a complete product line, KushCo has sophisticated labeling and customization capabilities, which allow it to add significant value to its customers’ packaging and vape hardware design processes, enabling them to turn their packaging and branding into an effective marketing tool. As more multi-state operators (“MSOs”), licensed producers (“LPs”), and leading brands seek ways to further differentiate their brands and product lines, KushCo’s customization capabilities and premium customer service help it win new product opportunities with both existing and new customers. KushCo’s products are relied upon by brand owners, growers, processors, producers, distributors, and licensed medical and adult recreational cannabis retailers.

KushCo’s services division focuses on building distribution networks of compliant hemp-derived CBD brands across conventional and other retail channels, including convenience, pet care, and beauty channels.

As a leader in custom and child-resistant compatible packaging, exclusive vape products, and unique product and service offerings, such as its stainless steel tanks and retail services, KushCo serves as a “one-stop-shop” for its customers, combining creativity with compliance knowledge and experience to provide solutions in various stages of the cannabis and CBD supply chain.

Due to the complementary nature of its product and service ecosystem, KushCo is able to successfully cross-sell into its existing customer base, while attracting new customers who are looking to consolidate their vendors and partner with a trusted and established source for nearly all of their ancillary cannabis and CBD needs.

Packaging, Papers, and Supplies:   KushCo offers a wide variety of child-resistant compatible, customizable, and sustainable packaging solutions, including bottles, bags, tubes, and containers, which come in a variety of sizes and colors. Representing the company’s founding segment, its packaging, papers, and supplies segment is not a commodity, and often requires a significant degree of customization and modification in order to adhere to each jurisdiction’s regulatory requirements. KushCo believes it has a leading position in fully customizable labeling and packaging solutions to address the different state-by-state and national regulatory requirements. The company’s focus and investments on printing, molding, and other equipment help ensure that it continues to meet the evolving needs of its customers with respect to a variety of form factors and unique markets.

Vaporizer Hardware and Technology:   KushCo offers a wide selection of vaporizer cartridges in a variety of form factors (510 thread cartridge, pod systems, disposables, etc.) with reservoir materials including polyamide 12 or glass, internal materials consisting of brass or stainless-steel, and porous ceramic heating core technology. The company also offers a wide selection of batteries to accommodate the vape cartridges. All vaporizer cartridges, batteries, and disposable units can be customized for clients, including adjusting colors/finishes, materials, and adding logos and branding as directed by its clients’. KushCo delivers the vaporizer products directly to clients, unassembled and empty, where the product is subsequently filled and assembled at the client’s place of business by their qualified staff. KushCo entered this segment in 2017 in response to customer demand and trends indicating vape as the fastest growing cannabis category for the foreseeable future. KushCo is a leading distributor for CCELL, a dominant vape device supplier, which specializes in premium and high-quality vape hardware.

Energy and Natural Products:   KushCo provides ultra-pure solvents, including but not limited to isobutane, n-butane, propane, ethanol, pre-mixes, custom blends, and dry ice. These substances are essential in the extraction process, which produces products that supply the vaping and concentrate sector of the market. The company ships these products to customers from various distribution hubs and strategic vendor partnerships in key markets across the country. KushCo believes that it is the only cannabis industry supplier to offer stainless steel tanks, which have been shown through independent studies to be significantly cleaner than traditional carbon steel tanks that often leave a trail of contaminants in the cannabis or CBD oil. The company’s new stainless steel tanks are available in standard LP239 cylinder sizes and are resistant to rust and degradation, are less brittle compared to carbon steel tanks, do not react from exposure to air or moisture, and are pre-cleaned before being filled, providing a cleaner vessel during the extraction process and resulting in a higher quality end product. In addition, KushCo is a distribution platform for products manufactured by Abstrax Tech. Abstrax Tech specializes in botanically-derived terpene blends, terpene isolates, water-soluble terpene blends, and diluents, with all products consisting of ingredients from non-cannabis sources. These products are utilized by KushCo’s customers for a wide variety of applications. These products are ordered through KushCo and drop shipped to its customers by the vendor, where they are then incorporated into finished products by the customer.

CBD Services:   KushCo’s CBD services division focuses on mass retail execution, merchandising, and sales management for compliant hemp-derived CBD products. The company’s retail services business focuses on industry education and compliance, as well as building distribution networks of compliant hemp-derived CBD brands across conventional and other retail channels. Through strategic partnerships with best-in-class sales agencies, this business unit provides comprehensive retail solutions to leading CBD brands. KushCo believes that its partnerships with leading CPG sales agencies is the first large scale go-to-market operation focused on helping compliant CBD brands achieve mass distribution across all consumer channels in legal U.S. markets.

Sales and Marketing

KushCo sells primarily into the business-to-business market, which includes brand owners, growers, processors, producers, distributors, and licensed retailers in states with legal medical and/or adult recreational use cannabis programs and legal CBD programs. KushCo reaches its large and diversified customer base through its direct sales force and its e-commerce website. KushCo’s operational personnel work closely with its sales personnel and customer service representatives to satisfy its customers’ needs through the distribution of high-quality products, on-time deliveries, value-added regulatory insight, and customized branding solutions and other services.

KushCo’s dedicated sales professionals maintain contact with existing clients and secure on-going orders, but also target new customers. KushCo believes that its “boots-on-the-ground” approach allows it to develop deep relationships with the key players in each major market and is vital in new emerging markets where value-add can be provided through educational and consultative sales messaging.

KushCo is able to dedicate certain sales and marketing efforts to particular products, customers and/or geographic regions, as needed, which enables it to develop expertise that is highly valued by its customers.

KushCo’s marketing activities include brand and logo development, advertising and marketing through trade shows, trade publications, social media, websites, public relations, other promotional materials, and all other points of contact with customers and prospective customers.

Brand and Logo Development.   KushCo believes that it has built one of the strongest and most recognizable brands in the legal cannabis and CBD industries. The company recognized early on the importance of creating a strong, identifiable and lasting brand that would separate it from the competition and resonate with customers. KushCo’s logo, its name, the style of its ads, and all collateral material reflect the company’s “brand image.”

Advertising & Marketing.   KushCo runs ads periodically in certain trade publications and on specific websites that reach its target audience. The company believes that providing ongoing exposure to its brand and product offering enhances the value of its corporate brand. KushCo maintains a list of its customers and prospects, and emails them regularly. These campaigns may be seasonally-based (such as holiday promotions) or may be “news” based to communicate important information to the company’s customers and potential customers. Staying in touch with its customers and prospects is a key component in KushCo’s marketing program.

Public Relations.   KushCo has an active public relations program, which has helped it build the KushCo brand and position the company not only as a leader in the industry, but as a company with an in-depth understanding of the various state and local regulations that govern the legal cannabis and CBD industries. KushCo has appeared in numerous newspaper articles, online videos, digital media outlets, and television reports.

Other Promotional Materials.   KushCo’s marketing personnel regularly design highly targeted brochures, sales sheets, and catalogs that the company uses in its sales and marketing programs. These professionally designed and quality-printed pieces help promote KushCo while serving as useful sales tools.

Customers

The table below breaks down full year 2020 and 2019 revenue (in thousands) by product category.

PRODUCT CATEGORY	2020 Revenue	% of 2020 Revenue	2019 Revenue	% of 2019 Revenue
Vape	$73,712	64.8%	$101,704	68.3%
Packaging, Papers & Supplies	27,125	23.8	28,231	19.0
Energy and Natural Products	9,345	8.2	14,502	9.7
Services	3,655	3.2	4,517	3.0
	$113,837	100.0%	$148,954	100.0%